Exhibit 2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

THE MEMBERS OF CBI HOLDING COMPANY, LLC,

NATIONAL BANK OF COMMERCE

and

SEXTON INVESTMENTS LLC, AS SELLERS’ REPRESENTATIVE

Dated as of

August 29, 2014

i

ii

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”) is made as of August 29, 2014, by and among Sexton’s, Inc., an Alabama corporation, Sexton Investments LLC, an Alabama limited liability company (“Sexton Investments”), Britt Sexton, an individual resident of the State of Alabama, Britt Sexton , solely in his capacity as trustee of the William Grayson Sexton Trust, Britt Sexton, solely in his capacity as trustee of the Alysa Trotter Sexton Trust, James R. Thompson, III, an individual resident of the State of Alabama, Dan David, an individual resident of the State of Alabama, Mike Curl, an individual resident of the State of Alabama, Christopher B. Harmon, an individual resident of the State of Alabama, Doug Fisher, an individual resident of the State of Alabama, and Stratton Orr, an individual resident of the State of Alabama (collectively, the “Sellers”); National Bank of Commerce, a national banking association (the “Buyer”); and Sexton Investments, as Sellers’ Representative (“Sellers’ Representative”).

Recitals

A. The Sellers own, in the aggregate, Four Hundred (400) common units (the “Common Units”) and Four Hundred (400) preferred units (the “Preferred Units”) of CBI Holding Company, LLC, a Delaware limited liability company (“CBI Holding”), which represent all of the issued and outstanding units of CBI Holding; and

B. Immediately prior to the Closing (as defined below), CBI Holding is redeeming all of the Preferred Units from the Sellers such that no Preferred Units will be outstanding at the time of the Closing; and

C. The Sellers desire to sell, in the aggregate, Two Hundred Eighty (280) Common Units (the “Purchased Units”) to the Buyer, and the Buyer desires to purchase from the Sellers, the Purchased Units, for the consideration and on the terms set forth in this Agreement; and

D. Immediately following the Closing, the Buyer will own Two Hundred Eighty (280) Common Units and certain of the Sellers will own One Hundred Twenty (120) Common Units, which will represent Seventy Percent (70.00%) and Thirty Percent (30.00%), respectively, of the issued and outstanding Common Units of CBI Holding.

Agreement

The parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

“Accounts Receivable”: as defined in Section 3.8.

“Acquired Companies”: CBI Holding, the Company and Real Estate Holdings.

“Actual Net Book Value”: as defined in Section 2.5(a).

“Applicable Contract”: any Contract (a) under which an Acquired Company has or may acquire any rights, (b) under which an Acquired Company has or may become subject to any obligation or liability, or (c) by which an Acquired Company or any of the assets owned or used by it is or may become bound.

“A & R LLC Agreement”: as defined in Section 6.4(h).

“Balance Sheet”: as defined in Section 3.4.

“Best Efforts”: the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved reasonably expeditiously.

“Breach”: a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision and the term “Breach” means any such inaccuracy, breach or failure.

“Business Day”: means any day other than a Saturday, Sunday, or public holiday under the laws of the State of Alabama.

“Buyer”: as defined in the first paragraph of this Agreement.

“Buyer’s Closing Documents”: as defined in Section 4.2(a).

“Buyer Indemnified Persons”: as defined in Section 8.2.

“CBI Holding”: as defined in the Recitals of this Agreement.

“Closing”: as defined in Section 2.4.

“Closing Date”: the date and time as of which the Closing actually takes place.

“Closing Date Distribution Payment”: an amount equal to the July 31 Net Book Value.

“Company”: Corporate Billing, LLC, an Alabama limited liability company.

“Common Units” as defined in the Recitals to this Agreement.

“Consent”: any approval, consent, authorization, ratification, waiver, permit, grant, franchise, concession, agreement, license, exemption or Order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including without limitation any Governmental Body.

“Contract”: any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding, other than (i) oral obligations involving $2,000 or less and that are terminable at will, and (ii) written agreements involving $2,000 or less and that are terminable at will.

“Damages”: as defined in Section 8.2.

“Determination”: as defined in Section 2.5(d).

“Encumbrance”: any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest (including any community property interest or equitable interest), easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”: soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities”: any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law”: any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Excluded Items”: as defined in Section 5.4.

“Facilities”: any real property, leaseholds or other real property interests currently or formerly owned or operated by an Acquired Company and any buildings, plants, structures or equipment currently or formerly owned or operated by an Acquired Company.

“GAAP”: generally accepted United States accounting principles.

“Governmental Authorization”: any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”: any (a) nation, state, county, city, town, village, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal).

“Hazardous Activity”: the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing that significantly increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that materially and adversely affects the value of the Facilities or the Acquired Companies.

“Hazardous Materials”: any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Persons”: the Buyer Indemnified Persons or the Seller Indemnified Persons, as applicable.

“Independent Accounting Firm”: as defined in Section 2.5(d).

“Interim Balance Sheet”: as defined in Section 3.4.

“IRC”: the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”: the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“July 31 Net Book Value”: as defined in Section 2.3(i).

“Knowledge”: an individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a reasonably prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the normal course of conducting his or her regular day to day duties and without any special investigation or examination.

Sellers will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is currently serving as a member of the Board of Managers of CBI Holding or an executive officer of the Company, has Knowledge of such fact or other matter.

“Legal Requirement”: any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Material Adverse Effect”: means a material adverse effect on the business, operations, assets, financial condition or liabilities of the Acquired Companies, taken as a whole, except to the extent the foregoing is caused by, results from or relates to (i) general business or economic conditions, including such conditions related to the industry in which the Company competes, (ii) national or international political or social conditions, including the engagement of the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof or any decline in the price of any security or market index), (iv) changes in GAAP, (v) changes in any Legal Requirement, or (vi) the taking of any action contemplated by this Agreement; provided, however, that in the case of (i), (ii), (iii) or (v), such changes do not have a demonstrably materially more adverse effect on the Acquired Companies, taken as a whole, than that experienced by other companies involved in the accounts receivable factoring business.

“Net Book Value”: means the difference, whether positive or negative, of (a) the book value of the assets of the Acquired Companies, on a consolidated basis, as of a specified date, minus (b) the book value of the liabilities of the Acquired Companies, on a consolidated basis, calculated in accordance with GAAP consistently applied by the Acquired Companies; provided, however, that (i) the allowance for doubtful accounts shall be a fixed dollar amount equal to $175,000, and (ii) for purposes of calculating Actual Net Book Value, the change in control payments owed by the Company to Leif Founds and Sandy Beavers (and the Company’s portion of payroll taxes related thereto) shall be accrued as a liability of the Acquired Companies as of the Closing Date.

“Net Book Value Reconciliation Amount”: as defined in Section 2.5(a).

“Non-Prevailing Determination Party”: as defined in Section 2.5(d).

“Occupational Safety and Health Law”: any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”: any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”: an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

“Organizational Documents”: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Real Property”: as defined in Section 3.7(a).

“Person”: any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Prevailing Determination Party Costs”: as defined in Section 2.5(d).

“Proceeding”: any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proposed Transactions”: all of the transactions provided for in this Agreement, including without limitation (a) the sale of the Purchased Units by the Sellers to Buyer and (b) the performance by Buyer and the Sellers of their respective covenants and obligations under this Agreement.

“Proprietary Rights Agreement”: as defined in Section 3.20(b).

“Pro Rata”: with respect to any Seller, the amount set forth on Schedule I.

“Purchase Price”: as defined in Section 2.2.

“Purchased Units”: as defined in the Recitals to this Agreement.

“Reconciliation Certificate”: as defined in Section 2.5(a).

“Record”: information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Real Estate Holdings”: CBI Real Estate Holdings, LLC, an Alabama limited liability company.

“Related Person”: with respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person and (b) each Person that serves as a director or executive officer (in the case of a corporation), or partner (in the case of a partnership), of such specified Person.

“Release”: any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Representative”: with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Act”: the Securities Act of 1933, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller Benefit Plan”: as defined in Section 3.13(a).

“Seller Distribution”: as defined in Section 2.3.

“Seller Indemnified Persons”: as defined in Section 8.3.

“Sellers”: as defined in the first paragraph of this Agreement.

“Sellers’ Closing Documents”: as defined in Section 3.2(a).

“Sellers’ Representative”: as defined in the first paragraph of this Agreement.

“Sexton Consumer Finance Companies”: First Southern Financial of Cullman, Inc.; First Southern Financial of Huntsville, Inc.; First Southern Financial of Marshall County, Inc.; United Financial Services, Inc.; and First Service Finance, Inc.

“Sexton Investments”: as defined in the first paragraph of this Agreement.

“Subsidiary”: with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of an Acquired Company.

“Tax”: any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Return”: any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release”: a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened”: a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

ARTICLE 2

SALE AND TRANSFER OF PURCHASED UNITS; CLOSING

Section 2.1 Purchased Units. Subject to the terms and conditions of this Agreement, at the Closing, each Seller will sell and transfer to Buyer, and Buyer will purchase from each Seller, that number of Purchased Units set forth on Schedule I attached hereto.

Section 2.2 Purchase Price for Purchased Units. In consideration of the sale and transfer of the Purchased Units to the Buyer, and the performance by the Sellers of their covenants and other obligations hereunder (including making the deliveries contemplated herein), the Buyer will pay the Purchase Price to the Sellers (pursuant to the allocation set forth on Schedule I). The “Purchase Price” shall be equal to: $16,180,587.00.

Section 2.3 Distribution of Capital. In connection with the consummation of the Proposed Transactions, the Sellers shall be entitled to receive a distribution (the “Seller Distribution”) from CBI Holding in an amount, in the aggregate, equal to the positive Net Book Value of the Acquired Companies as of the close of business on the Closing Date. The first Four Million Dollars ($4,000,000) of the Seller Distribution shall be in consideration of the redemption by CBI Holding of the Preferred Units. The balance of the Seller Distribution shall be paid to the holders of Common Units. The timing for determining the Seller Distribution, and the payment thereof, shall be as follows:

(i) Not later than five (5), nor more than ten (10), business days prior to the Closing Date, the Sellers’ Representative shall prepare and deliver to the Buyer a certificate certifying the Sellers’ Representative’s calculation of the Net Book Value of the Acquired Companies as of July 31, 2014, together with an unaudited consolidated balance sheet of the Acquired Companies as of the close of business on July 31, 2014, each prepared in accordance with GAAP, consistently applied by the Acquired Companies. As promptly as practicable but not later than one (1) business day prior to the Closing, the Buyer shall identify any adjustments that it believes are required to the Sellers’ Representative’s calculation of Net Book Value as of July 31, 2014. If the Sellers’ Representative disputes any such adjustments, the Buyer and the Sellers’ Representative shall use Best Efforts to resolve such dispute, after which the Sellers’ Representative shall re-deliver to the Buyer the certificate with such adjustments as the Buyer and the Sellers’ Representative have agreed are appropriate. The form of certificate finally delivered pursuant to this Section 2.3(b)(i) and acceptable to the Buyer and the Sellers’ Representative is referred to herein as the “Closing Distribution Certificate” and shall be used to determine the Closing Date Distribution Payment, and shall be binding on the Buyer and the Sellers (for purposes of the Closing Date Distribution Payment, but without affecting the calculation of the Net Book Value Reconciliation Amount). The Net Book Value of the Acquired Companies as of July 31, 2014 as set forth on the Closing Distribution Certificate (as agreed by the Buyer and the Sellers’ Representative) shall be hereinafter referred to as the “July 31 Net Book Value.”

(ii) On the Closing Date, Sellers will cause CBI Holding to pay to the Sellers an aggregate amount equal to the Closing Date Distribution Payment. The Closing Date Distribution Payment shall be paid to the Sellers, in part, from the proceeds of a line of credit to be obtained by the Company from Buyer on or before the Closing Date. The Closing Date Distribution Payment will be paid in accordance with the allocation set forth on Schedule II by wire transfer of immediately available funds to the accounts designated in writing by the Sellers’ Representative and delivered to the Buyer and CBI Holding at least five (5) business days in advance of the Closing.

(iii) The Actual Net Book Value of the Acquired Companies as of the close of business on the Closing Date shall be determined in accordance with Section 2.5, and the Net Book Value Reconciliation Amount shall be paid in accordance with Section 2.5(c).

Section 2.4 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place remotely by facsimile, electronic delivery and/or courier of documents or, if the parties mutually agree, in person at the offices of Sellers’s counsel at 1901 Sixth Avenue North, 2400 Regions/Harbert Plaza, Birmingham, Alabama 35203 on August 29, 2014. The Closing shall be effective as of 11:59 P.M. Central Daylight Time on August 29, 2014.

Section 2.5 Reconciliation of Net Book Value.

(a) Reconciliation Certificate; Reconciliation Amounts. Within thirty (30) days after the Closing Date, the Buyer will prepare and deliver to the Sellers’ Representative a certificate (the “Reconciliation Certificate”), signed by a duly authorized executive officer of the Buyer, certifying the Buyer’s determination of the actual Net Book Value as of the close of business on the Closing Date (as determined in accordance with GAAP, consistently applied by the Acquired Companies), and further identifying the Net Book Value Reconciliation Amount (as hereinafter defined). The actual Net Book Value as finally agreed upon or determined pursuant to the terms of this Section 2.5 shall be referred to herein as the “Actual Net Book Value”. The “Net Book Value Reconciliation Amount” means the difference, whether positive or negative, of Actual Net Book Value minus the July 31 Net Book Value.

If the Sellers’ Representative does not object to the Buyer’s Reconciliation Certificate within ten (10) days after receipt, or the Sellers’ Representative accepts such Reconciliation Certificate during such ten (10) day period, the Actual Net Book Value shall be deemed to have been accepted by the Sellers’ Representative, and the Net Book Value Reconciliation Amount will be paid in accordance with Section 2.5(c).

(b) Sellers’ Right to Object; Objection Notice. If the Sellers’ Representative objects to the Buyer’s Reconciliation Certificate, the Sellers’ Representative shall notify the Buyer in writing of such objection within ten (10) days after the Sellers’ Representative’s receipt thereof (such notice setting forth in reasonable detail the basis for such objection). During such ten (10) day period, the Buyer shall permit the Sellers’ Representative access to such Acquired Company financial information, including any audit report or similar documentation and any internally or externally generated work papers or other documentation relating to the preparation of the Buyer’s Reconciliation Certificate, as may be reasonably necessary or appropriate to permit the Sellers’ Representative to review in detail and determine the accuracy of the Buyer’s Reconciliation Certificate. The Buyer and the Sellers’ Representative shall thereafter negotiate in good faith to resolve any such objections. If the Buyer and the Sellers’ Representative are unable to resolve all of such objections within fifteen (15) days of the Buyer’s receipt of the Sellers’ Representative’s objections, the items in dispute will be referred for determination as promptly as practicable in accordance with the provisions of Section 2.5(d) hereof.

(c) Payment of Reconciliation Amount.

(i) If the Net Book Value Reconciliation Amount is positive, then the Buyer shall cause CBI Holding to pay such amount to the Sellers (in accordance with Schedule II) by wire transfer of immediately available funds to the accounts designated in writing to the Buyer by the Sellers’ Representative.

(ii) If the Net Book Value Reconciliation Amount is negative, then the Sellers shall pay such amount to CBI Holding by wire transfer of immediately available funds to an account designated in writing to the Sellers’ Representative by the Buyer.

All payments to be made to the Buyer or the Sellers pursuant to this Section 2.5(c) shall be made within three (3) business days after the date on which the Actual Net Book Value is finally determined pursuant to this Section 2.5.

(d) Resolution of Disputes Relating to Reconciliation Certificate. If, within the fifteen (15) day period following the Buyer’s receipt of the Sellers’ Representative’s objections described in Section 2.5(b), the Buyer and the Sellers’ Representative are unable to resolve any objections raised by the Sellers’ Representative with respect to the Reconciliation Certificate, at any time thereafter, either the Buyer or the Sellers’ Representative may submit such dispute to an independent public accounting firm of national recognition that has not provided services to the Buyer or its affiliates, the Sellers’ Representative, or the Acquired Companies or their affiliates at any time within the prior two (2) years (the “Independent Accounting Firm”). If it satisfies the foregoing definition, Sellers, Richardson, Holman & West LLC shall be the Independent Accounting Firm. If Sellers, Richardson, Holman & West LLC is unable to serve as the Independent Accounting Firm and the Buyer and the Sellers’ Representative fail to reach agreement on a suitable replacement to serve as the Independent Accounting Firm within fifteen (15) days after either such party has notified the other of its intention to submit the dispute to the Independent Accounting Firm, then the Buyer and the Sellers’ Representative shall each select a public accounting firm, and such accounting firms will, together, select the Independent Accounting Firm. The Independent Accounting Firm shall be jointly engaged by the Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, pursuant to an engagement letter in customary form which each of the Buyer and the Sellers’ Representative shall execute. The Independent Accounting Firm shall prescribe procedures for resolving the disputed items and in all events shall make a written determination, with respect to such disputed items only, whether and to what extent, if any, the Reconciliation Certificate and the accompanying calculations require adjustment based on the terms and conditions of this Agreement (the “Determination”). The Determination shall be based solely on presentations with respect to such disputed items by the Buyer and the Sellers’ Representative to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, that such presentations shall be deemed to include, without limitation, any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by the Buyer or the Sellers’ Representative in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. Each of the Buyer and the Sellers’ Representative shall use its Best Efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Accounting Firm. The Buyer and the Sellers’ Representative shall instruct the Independent Accounting Firm to deliver the Determination to the Buyer and the Sellers’ Representative no later than thirty (30) days following the date on which the disputed items are referred to the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm (i) shall be bound by the provisions of Section 2.5(a), (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Sellers’ Representative or less than the smallest value for such item claimed by the Buyer or the Sellers’ Representative, and (iii) shall be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions of Net Book Value contained herein. In the absence of fraud or manifest error, the Determination shall be final, conclusive and binding upon the Buyer and the Sellers’ Representative. The Independent Accounting Firm shall consider only those items and amounts in the Reconciliation Certificate which the Buyer and the Sellers’ Representative were unable to resolve. The fees and expenses of the Independent Accounting

Firm’s review and Determination shall be paid by the party (the “Non-Prevailing Determination Party”) whose calculations of the disputed items submitted to the Independent Accounting Firm with respect to the determination of Actual Net Book Value reflected the larger variation from Actual Net Book Value as determined by the Independent Accounting Firm as reflected in the Determination. The Non-Prevailing Determination Party shall also be obligated to make payment to the other party in the amount of all out-of-pocket fees and expenses (including, without limitation, reasonable attorney’s fees) (the “Prevailing Determination Party Costs”) incurred by such other party in connection with any dispute over the Reconciliation Certificate.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers, severally and not jointly, represent and warrant to Buyer as follows:

Section 3.1 Organization and Good Standing.

(a) Each Acquired Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts and otherwise. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except in any jurisdiction where the failure to be so qualified would not have a Material Adverse Effect. Schedule 3.1 contains a complete and accurate list of each jurisdiction in which each Acquired Company is qualified to do business as a foreign entity.

(b) Schedule 3.1 contains a list of the officers, managers and currently effective Organizational Documents of each Acquired Company. Copies of each Acquired Company’s current Organizational Documents have been delivered to Buyer.

Section 3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of the Sellers, enforceable against each Seller in accordance with its terms. Upon the execution and delivery of the documents to be delivered by the Sellers in connection herewith (collectively, the “Sellers’ Closing Documents”), the Sellers’ Closing Documents will constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Each Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents to which it is a party and to perform its obligations under this Agreement and the Sellers’ Closing Documents to which it is a party.

(b) Except as set forth in Schedule 3.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Proposed Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Acquired Companies, or (B) any resolution adopted by the board of managers or members of any Acquired Company;

(ii) contravene, conflict with or result in a violation of, or trigger any requirement to obtain the approval of any Governmental Body or other Person under, any Legal Requirement or any Order to which any Seller or any Acquired Company, or any of the Acquired Company’s assets, may be subject;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets of, any Acquired Company;

(iv) cause any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

(v) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract;

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any assets of an Acquired Company; or

(vii) require the Sellers or an Acquired Company to give any notice to or obtain any Consent from any Person.

Section 3.3 Capitalization. Immediately prior to the Closing, the Sellers owns of record and beneficially One Hundred Percent (100%) of the Common Units of CBI Holding, free and clear of all Encumbrances (other than restrictions of general applicability under the Securities Act and state securities laws). Upon consummation of the transactions provided for herein, Buyer shall be the record and beneficial owner and holder of Seventy Percent (70%) of the Common Units, free and clear of all Encumbrances arising prior to the Closing (other than restrictions of general applicability under the Securities Act and state securities laws). Except as set forth on Schedule 3.3, other than this Agreement, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Acquired Companies. None of the outstanding equity securities or other securities of CBI Holding was issued in violation of the Securities Act, any pre-emptive rights, CBI Holding’s Organizational Documents, or any other Legal Requirement. CBI Holding owns One Hundred Percent (100%) of the membership interests of the Company. Other than the Company and Real Estate Holdings, CBI Holding does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. The Company owns One Hundred Percent (100%) of the membership interest of Real Estate Holdings. Other than Real Estate Holdings, the Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Real Estate Holdings does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.4 Financial Statements. Attached hereto as Schedule 3.4 are the following: (a) an audited consolidated balance sheet of the Acquired Companies as of December 31, 2013 (the “Balance Sheet”), and (b) an unaudited consolidated balance sheet of the Acquired Companies as of July 31, 2014 (the “Interim Balance Sheet”) and the related unaudited statement of income for the seven (7) months then ended. Except as set forth on Schedule 3.4, such financial statements fairly present, in all material respects, the financial condition and the results of operations of the Acquired Companies as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (except as expressly set forth on Schedule 3.4), subject in the case of the interim financial statements to the absence of notes thereto and to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). Except as set forth on Schedule 3.4, the financial statements referred to in this Section 3.4 reflect the consistent application of GAAP and the Acquired Companies’ accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Acquired Companies.

Section 3.5 Books and Records. Except as set forth on Schedule 3.5, the books of account and other financial Records of the Acquired Companies related to periods after September 30, 2009, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. Except as set forth on Schedule 3.5, the minute books of each Acquired Company, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and company action taken by, the respective members, managers and committees of such Acquired Company, for all time periods after September 30, 2009 and no meeting of any such members, managers or committee has been held during such timeframe for which minutes have not been prepared or are not contained in such minute books. Except as set forth on Schedule 3.5, at the Closing, all of the books and Records referenced above will be in the possession of the Company; provided, however, that the Seller’s Representative shall be entitled to retain copies thereof for archival purposes.

Section 3.6 Assets.

(a) Except as set forth on Schedule 3.6(a), each Acquired Company owns and has valid title to all of the material assets (whether real, personal or mixed and whether tangible or intangible) that are located in the facilities owned or operated by such Acquired Company, or are reflected in the Interim Balance Sheet or that were acquired by an Acquired Company since the date of the Interim Balance Sheet, except for any sales or other dispositions of such assets in the Ordinary Course of Business since the date of the Interim Balance Sheet, and each Acquired Company owns all such assets free and clear of any and all Encumbrances.

(b) The Acquired Companies’ respective properties and assets as of the Closing Date constitute all of the material properties and assets, tangible and intangible, of any nature whatsoever, necessary to operate the Acquired Companies’ business in the manner currently operated.

Section 3.7 Real Property.

(a) Schedule 3.7(a) describes the real property owned by Real Estate Holdings (the “Owned Real Property”). Neither CBI Holding nor the Company owns any real property. Real Estate Holdings has good and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrances except as set forth on Schedule 3.7(a).

(b) Except as set forth on Schedule 3.7(b), no Acquired Company is a party to a real property lease.

(c) The Company’s use of the Owned Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Legal Requirements and is not subject to “permitted nonconforming” use or structure classifications. To Sellers’ Knowledge, all improvements related to such Owned Real Property are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled. No part of any improvement on such Owned Real Property encroaches on any other real property, and, to Sellers’ Knowledge, there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of such Owned Real Property. To Sellers’ Knowledge, the Owned Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of such Owned Real Property, is supplied with public or quasi-public utilities appropriate for the operation of the business as historically operated by the Company and, to Sellers’ Knowledge, is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Sellers’ Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain Proceeding that would result in the taking of all or any part of the Owned Real Property or that would prevent or materially hinder the Company’s continued use of the Owned Real Property as heretofore used by the Company in the conduct of its business.

Section 3.8 Accounts Receivable. All accounts receivable (including, without limitation, factored receivables) reflected in the Actual Net Book Value (collectively, the “Accounts Receivable”) will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable will be as of the Closing Date current and collectible net of the agreed upon reserve utilized in the calculation of the Actual Net Book Value. Since the date of the Interim Balance Sheet, the Company has continued to reserve for bad debts in accordance with past practices of the Company and GAAP, consistently applied. To Sellers’ Knowledge, there is no contest, claim or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.8 contains a complete and accurate list of all accounts receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such accounts receivable.

Section 3.9 Relationship with Related Persons. Except as set forth on Schedule 3.9, no Seller and no Related Person of any Seller or of an Acquired Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the Company’s business. No Seller and no Related Person of any Seller or of an Acquired Company is a Person that has, within the prior eighteen (18) months (a) had business dealings or a material financial interest in any transaction with the Company, or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company. Except as set forth in Schedule 3.9, no Seller and no Related Person of any Seller or of an Acquired Company is a party to any Contract with, or has any claim or right against, the Company.

Section 3.10 No Undisclosed Liabilities. The Acquired Companies do not have any liabilities or obligations of any nature (whether known or unknown, asserted or unasserted, and whether absolute, accrued, contingent, matured or otherwise) except for (a) liabilities or obligations reflected or reserved against in the Interim Balance Sheet, (b) liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of warranty, tort, infringement or material violation of law), or (c) contractual obligations not in default and arising pursuant to Contracts listed on Schedule 3.17(a).

Section 3.11 Taxes. Except as provided in Schedule 3.11:

(a) (i) All Tax Returns required to be filed on or before the Closing Date by or with respect to an Acquired Company have been or will be timely filed (taking into account permitted extensions) with the appropriate Governmental Body in the manner prescribed by Legal Requirements; (ii) such Tax Returns are (or will when so filed be) true, correct and complete in all material respects for the periods covered thereby; (iii) the applicable Acquired Company has timely paid (or there has been paid on its behalf) all Taxes shown as due and payable on any such Tax Return or that are otherwise due and payable, in each case, in the manner prescribed by Legal Requirements; (iv) no Encumbrances for Taxes on the Purchased Units or an Acquired Company’s exist, except for any such Encumbrances with respect to Taxes not yet due and payable; (v) no Acquired Company has requested any extension of time within which to file any Tax Return; (vi) since September 30, 2009, no written claim has been made by a Governmental Body in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction; (vii) there is no action, suit, investigation, audit, claim, administrative or court proceeding, or assessment (“Audits”) pending or, to Sellers’ Knowledge, proposed or threatened with respect to Taxes of an Acquired Company; (viii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns of an Acquired Company have been paid or resolved in full; (ix) except as required by applicable Legal Requirements, since September 30, 2009, no Acquired Company has: (A) made or changed any election concerning any Taxes, (B) filed any amended Tax Return, (C) settled any Tax claim or assessment, or (D) surrendered any right to claim a refund of any Taxes, in each case, to the extent such action would affect the Taxes or any Tax benefit of the Acquired Companies Company following the Closing Date; (x) there are no Tax rulings, requests for Tax rulings, or closing agreements relating to an Acquired Company which could affect the Buyer’s or an Acquired Company’s liability for Taxes for any period (or portion thereof) commencing after the Closing Date; (xi) as a result of any agreement with a Governmental Body, no Acquired Company will be required to include any item of income in, or exclude any material Tax credit or item of deduction from, any taxable period beginning after the Closing Date; and (xii) no power of attorney currently in force has been granted with respect to any matter relating to the Taxes of an Acquired Company.

(b) Since September 30, 2009, the Acquired Companies have complied with all Legal Requirements relating to the payment and withholding of Taxes and have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, foreign person, or other third party.

(c) Since September 30, 2009, CBI Holding has been treated as a partnership for income tax purposes. Since September 30, 2009, the Company, Real Estate Holdings and any other Subsidiary has been treated as a disregarded entity for income tax purposes.

Section 3.12 No Material Adverse Effect. Except as set forth on Schedule 3.12, since the date of the Balance Sheet, the Acquired Companies have not suffered any Material Adverse Effect, and, to Sellers’ Knowledge, no event has occurred or circumstance exists that would be reasonably likely to result in a Material Adverse Effect.

Section 3.13 Employee Benefits.

(a) Except as set forth on Schedule 3.13(a), no Acquired Company has any benefit plan sponsored, maintained or contributed to by an Acquired Company. For the purposes of this Agreement, the term “benefit plan” includes all employee benefit plans within the meaning of Section 3(3) of ERISA and other plans, funds, programs, policies, arrangements, practices, customs and understandings for providing benefits of economic value to any employee, former employee, present or former directors, present or former independent contractors, or present or former beneficiary, dependent or assignee of any such employee, director or independent contractor employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Except as otherwise indicated on Schedule 3.13(a), each item listed on Schedule 3.13(a) is sponsored and maintained by the Company and herein referred to as a “Seller Benefit Plan.”

(b) Each Seller Benefit Plan (i) has been maintained, funded (including all employer required contributions for Company employees) and administered in accordance with its terms, and (ii) complies in form and in operation with all applicable requirements of ERISA, the IRC and other applicable laws. Each Seller Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC has received a determination from the IRS that such Seller Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would reasonably be expected to adversely impact the qualified status of such Seller Benefit Plan.

(c) With respect to each Seller Benefit Plan, (i) all contributions or payments (including all employer contributions, employee salary reduction contributions and premium payments) due from the Company have been made within the time periods prescribed by the terms of each Seller Benefit Plan, ERISA and the IRC, and (ii) all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued.

(d) Except as set forth on Schedule 3.13(d), neither the execution and delivery of this Agreement, nor the consummation of the Proposed Transactions, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any employee, former employee or director of the Company to any payment from an Acquired Company; (ii) increase the amount of compensation or benefits due to any such employee or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; or (iv) result in any “parachute payment” within the meaning of Section 280G of the IRC (whether or not such payment is considered to be reasonable compensation for services rendered).

Section 3.14 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 3.14:

(i) each Acquired Company is, and at all times since September 30, 2009, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would constitute or result in a material violation by an Acquired Company of, or a failure on the part of an Acquired Company to materially comply with, any Legal Requirement, or (B) to Sellers’ Knowledge, would give rise to any obligation on the part of an Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) no officer or manager of an Acquired Company has received, at any time since January 1, 2011, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential material obligation on the part of an Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.14 contains a complete and accurate list of each Governmental Authorization that is necessary for the operation of the Acquired Companies’ business as it is currently conducted. Each Governmental Authorization listed or required to be listed in Schedule 3.14 is valid and in full force and effect. Except as set forth in Schedule 3.14:

(i) each Acquired Company is, and at all times since September 30, 2009, has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14;

(ii) no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14;

(iii) no Acquired Company has received, at any time since September 30, 2009, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14 have been duly filed on a timely basis since September 30, 2009, with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis since September 30, 2009, with the appropriate Governmental Bodies, except any of the foregoing the failure of which to have been filed would not result in a Material Adverse Effect.

Section 3.15 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.15(a), there is no pending Proceeding:

(i) that has been commenced by or against an Acquired Company or, to the Knowledge of the Sellers, that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Companies; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Proposed Transactions.

(b) Except as set forth in Schedule 3.15(b), the Sellers do not have Knowledge that, (A) any Proceeding of a nature referred to in Section 3.15(a) above has been Threatened, or (B) any event has occurred or circumstance exists that would give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.15(a).

(c) Except as set forth in Schedule 3.15(c):

(i) there is no Order to which an Acquired Company, or any of the assets owned or used by an Acquired Company, is subject;

(ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, an Acquired Company; and

(iii) to Sellers’ Knowledge, no officer, manager, agent or employee of an Acquired Company is subject to any Order that prohibits such officer, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Acquired Companies.

(d) Except as set forth in Schedule 3.15(d):

(i) each Acquired Company is, and at all times since September 30, 2009, has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii) to Sellers’ Knowledge, no event has occurred or circumstance exists that would constitute or result in (with or without notice or lapse of time) a material violation of or material failure to comply with any term or requirement of any Order to which an Acquired Company, or any of the assets owned or used by it, is subject; and

(iii) no Acquired Company has received, at any time since September 30, 2009, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which an Acquired Company, or any of the assets owned or used by it, is or has been subject.

Section 3.16 Absence of Certain Changes and Events. Since the date of the Balance Sheet, except as set forth on Schedule 3.16, the Acquired Companies have conducted their business only in the Ordinary Course of Business and there has not been any:

(a) change in an Acquired Company’s equity capital; grant of any option or right to purchase equity of an Acquired Company; issuance of any security convertible into equity of an Acquired Company; grant of any registration rights; or purchase, redemption, retirement or other acquisition by an Acquired Company of any equity of an Acquired Company;

(b) amendment to the Organizational Documents of an Acquired Company;

(c) except in the Ordinary Course of Business, payment or increase by an Acquired Company of any bonuses, salaries, commissions or other compensation to any member, manager, officer, salesperson, consultant or employee or entry into any employment, severance or similar Contract with any manager, officer or employee of an Acquired Company;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of an Acquired Company;

(e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Acquired Companies, taken as a whole;

(f) entry into, termination of, or receipt of notice of termination of (i) any material license, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to an Acquired Company of at least $10,000;

(g) sale, lease or other disposition of any material asset or property of the Acquired Companies (other than dividends or other distributions of cash) or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of the Acquired Companies;

(h) cancellation or waiver of any claims or rights with a value to an Acquired Company in excess of $10,000 in the aggregate;

(i) indication by any material customer of an intention to discontinue or materially change the terms of its relationship with the Company;

(j) change in the accounting methods used by an Acquired Company; or

(k) agreement, whether oral or written, by an Acquired Company to do any of the foregoing.

Section 3.17 Contracts; No Defaults.

(a) Schedule 3.17(a) contains a complete and accurate list, and, with respect to written agreements, Sellers have delivered to Buyer true and complete copies thereof, of:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by an Acquired Company of an amount or value in excess of $2,000;

(ii) each Applicable Contract that involves performance of services or delivery of goods or materials to an Acquired Company of an amount or value in excess of $2,000;

(iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of an Acquired Company in excess of $2,000;

(iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $2,000 and with terms of less than one year);

(v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors of the Company regarding the appropriation or the non-disclosure of any such intellectual property;

(vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by an Acquired Company with any other Person;

(viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of an Acquired Company or limit the freedom of an Acquired Company to engage in any line of business or to compete with any Person;

(ix) each power of attorney granted by an Acquired Company that is currently effective and outstanding;

(x) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by an Acquired Company to be responsible for consequential damages;

(xi) each Applicable Contract for capital expenditures in excess of $2,000;

(xii) each written warranty, guaranty and or other similar undertaking with respect to contractual performance extended by an Acquired Company other than in the Ordinary Course of Business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Schedule 3.17(b):

(i) no Seller and no Related Person of any Seller (other than the Acquired Companies) has or may acquire any rights under, and no Seller and no Related Person of any Seller (other than the Acquired Companies) has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Acquired Companies; and

(ii) to Sellers’ Knowledge, no officer, manager, agent, employee, consultant or contractor of an Acquired Company is bound by any Contract that purports to limit the ability of such officer, manager, agent, employee, consultant or contractor to (A) engage in or continue any conduct, activity or practice relating to the business of the Acquired Companies, or (B) assign to an Acquired Company or to any other Person any rights to any invention, improvement or discovery.

(c) Except as set forth in Schedule 3.17(c), each Contract identified or required to be identified in Schedule 3.17(a) is in full force and effect and is valid and enforceable against the applicable Acquired Company and, to Sellers’ Knowledge, the other party thereto, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors rights generally and subject to general equitable principles.

(d) Except as set forth in Schedule 3.17(d), no Seller and no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person under any of the

Applicable Contracts listed or required to be listed in Schedule 3.17(a) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Proposed Transactions.

(e) Except as set forth in Schedule 3.17(e):

(i) each Acquired Company is, and at all times since January 1, 2011 has been, and to Sellers’ actual knowledge (without inquiry), at all time prior to January 1, 2011, has been in compliance in all material respects with all applicable terms and requirements of each Contract required to be set forth on Schedule 3.17(a) under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by it is or was bound;

(ii) to Sellers’ Knowledge, each other Person that has or had any obligation or liability under any Contract required to be set forth on Schedule 3.17(a) under which an Acquired Company has or had any rights is in compliance in all material respects with all applicable terms and requirements of such Contract;

(iii) to Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would contravene, conflict with, or result in a violation or breach of, or give the applicable Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract required to be set forth on Schedule 3.17(a); and

(iv) since January 1, 2011, no Acquired Company has given to or received from any other Person any written notice or other written communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract required to be set forth on Schedule 3.17(a), which remains outstanding and has not been cured or otherwise resolved.

(f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to an Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

(g) Except as set forth on Schedule 3.17(g), the Contracts relating to the provision of products or services by an Acquired Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 3.18 Insurance. Schedule 3.18 contains a complete list, including the names of the policy owners and the insureds maintained by the Acquired Companies, including without limitation any life insurance policies maintained on the life of any employee or principal. The Acquired Companies have not (a) received any written notice or other written communication from any such insurance company canceling or materially amending any of such insurance policies, and no such cancellation or amendment is threatened, or (b) failed to give any required notice or present any claim that is still outstanding under any of such policies. Schedule 3.18 sets forth, with respect to the Acquired Companies, since January 1, 2011:

(a) a list of each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(i) the name of the claimant;

(ii) information regarding the insurer and type of insurance; and

(iii) the amount and a brief description of the claim; and

(b) a list of losses experienced for all claims that were self-insured, including the number and aggregate cost of such claims.

Section 3.19 Environmental Matters. Except as set forth in Schedule 3.19:

(a) To Sellers’ Knowledge, (i) there has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities, (ii) no Acquired Company has any Environmental, Health and Safety Liabilities with respect to the Facilities, or with respect to any property geologically or hydrologically adjoining the Facilities, and (iii) the Acquired Companies have, and at all times since September 30, 2009, have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law.

(b) There are no environmental liens on any of the Facilities currently utilized by the Acquired Companies and, to Sellers’ Knowledge, there is no Threatened claim of any alleged or actual Environmental, Health and Safety Liabilities for an Acquired Company arising under or pursuant to any Environmental Law.

(c) To Sellers’ Knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities, or at any geologically or hydrologically adjoining property that migrated from the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller and no Acquired Company has permitted or conducted, or has Knowledge of, any Hazardous Activity conducted on the Facilities.

(d) No Seller and no Acquired Company has received any Order, written notice or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure by an Acquired Company to comply with any Environmental Law, or of any actual or Threatened obligation of an Acquired Company to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities.

(e) No Seller and no Acquired Company has received any written citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to any Hazardous Activity or Hazardous Materials for which an Acquired Company is allegedly responsible, or any alleged, actual or potential violation or failure to comply with any Environmental Law by an Acquired Company, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities.

Section 3.20 Employees.

(a) Schedule 3.20 contains a complete and accurate list of the following information for each employee, officer, manager, independent contractor, consultant and agent of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 2013; vacation accrued; severance amount as of the Closing Date; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, equity bonus, equity option, cash bonus, employee equity ownership (including investment credit or payroll equity ownership), severance pay, insurance, medical, welfare or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any director plan.

(b) To Sellers’ Knowledge, no employee or manager of an Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or manager and any other Person (“Proprietary Rights Agreement”) that in any way materially adversely affects or will materially adversely affect (i) the performance of his duties as an employee or manager of an Acquired Company, or (ii) the ability of the Acquired Companies to conduct their business. Except as set forth on Schedule 3.20, the Sellers do not have Knowledge that any manager, officer or other key employee of an Acquired Company intends to terminate his employment with an Acquired Company as a result of the consummation of the Proposed Transactions.

(c) Except as set forth on Schedule 3.20, no Acquired Company has any pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage or any other benefits obligations with respect to retired employees or their dependents.

Section 3.21 Labor Relations; Compliance.

(a) Each Acquired Company is in compliance in all material respects with, and at all times since September 30, 2009, has been in compliance in all material respects with, all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, including without limitation all Occupational Safety and Health Laws. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Except as set forth in Schedule 3.21(b), no Acquired Company is (and, to Sellers’ Knowledge, no Acquired Company has been) a party to any collective bargaining agreement or similar labor Contract. There is not presently pending or existing, and to the Knowledge of the Sellers, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting an Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting an Acquired Company or its premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by an Acquired Company, and no such action is contemplated by an Acquired Company.

Section 3.22 Intellectual Property.

(a) The applicable Acquired Company owns, or licenses pursuant to a license that is sufficient for such Acquired Company’s current use, all other patents, trademarks, service marks, trade names, brand names, copyrights, and applications therefor that are necessary for the continued operation of such Acquired Company’s business as it is currently conducted. The operations of the Acquired Companies, the use by the Acquired Companies of their equipment and processes, and the use of the patents, trademarks, service marks, trade names, brand names, copyrights, applications and licenses, and the use of the inventions, proprietary processes and know-how, formulae and trade secrets and advertising, technical or other literature of the Acquired Companies by the Acquired Companies have not infringed the intellectual property rights of any other person or entity, nor, since September 30, 2009, has a Seller or an Acquired Company been advised in writing of any claim of infringement by an Acquired Company of any proprietary right, patent, trademark, service mark, trade name or copyright of others. No licenses, sublicenses, covenants or agreements have been granted or entered into by an Acquired Company in respect of any invention, proprietary processes and know-how, formula or trade secret of an Acquired Company.

(b) Schedule 3.22(b) hereto sets forth a complete list of all software used by the Acquired Companies in their business. The Acquired Companies either own, or license pursuant to a license that is sufficient for the Acquired Companies’ current use, all such software (including, without limitation, software incorporated in web sites of the Company), and no Acquired Company has used any such software in violation of the terms of such licenses. All such licenses will remain in full force and effect following the consummation of the Proposed Transactions.

Section 3.23 Guaranties. Except as set forth on Schedule 3.23, no Acquired Company is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

Section 3.24 Customers. Schedule 3.24 sets forth the sales information of the Company, which identifies (a) the names and addresses of the twenty (20) largest customers of the Company with respect to revenues generated for the 12-month period ended June 30, 2014, and (b) the amount of revenue for each such customer during such period. Since July 1, 2013, neither the Company nor any Seller has received any written notice, and the Sellers do not have Knowledge that any significant customer: (i) has ceased, or will cease, to use the services of the Company, (ii) has substantially reduced or will substantially reduce, the use of services of the Company or (iii) has sought, or is seeking, to reduce the price it will pay for services of the

Company, including in each case after the consummation of the Proposed Transactions. No Seller has Knowledge that any customers of the Company described in clause (a) of the first sentence of this section has otherwise Threatened to take any action described in the preceding sentence as a result of the consummation of the Proposed Transactions.

Section 3.25 Certain Payments. Neither any Seller, nor any Acquired Company or any manager, officer, agent or employee of an Acquired Company, or to the Knowledge of the Sellers, any other Person associated with or acting for or on behalf of an Acquired Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (A) to obtain favorable treatment in securing business for an Acquired Company, (B) to pay for favorable treatment for business secured for an Acquired Company, (C) to obtain special concessions or for special concessions already obtained, for or in respect of an Acquired Company, or (D) in violation of any Legal Requirement, or (ii) established or maintained any fund or asset that has not been recorded in the books and Records of the Acquired Companies. Excluded from clause (i) of the first sentence of this Section 3.25 are gifts of a financially minor nature which are (1) customary and (2) not in violation of any Legal Requirement.

Section 3.26 No Brokers or Finders. Neither Sellers nor the Acquired Companies or any of their respective agents have incurred, or will incur, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 4.1 Organization and Good Standing. Buyer is a national banking association duly organized, validly existing, and in good standing under the laws of the United States.

Section 4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of any documents to be executed by Buyer in connection herewith (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Proposed Transactions will, directly or indirectly, give any Person the right to prevent, delay, or otherwise interfere with any of the Proposed Transactions pursuant to (i) any provision of Buyer’s Organizational Documents; (ii) any resolution adopted by the directors or shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer or any of its assets may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Proposed Transactions.

Section 4.3 Investment Intent; Accredited Investor. Buyer is acquiring the Purchased Units for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act. Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

Section 4.4 Certain Proceedings. Buyer has not received written notice of any pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Proposed Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

Section 4.5 No Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1 Restrictive Covenants.

(a) During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the “Restricted Period”), each Seller agrees that it shall not directly or indirectly:

(i) engage in any Competitive Activity, or directly or indirectly own an equity interest exceeding Five Percent (5%) in any entity that is engaged in any Competitive Activity. As used herein, the term “Competitive Activity” means a business a primary activity of which is factoring receivables or providing other receivables factoring related services in the United States. For purposes hereof, “primary activity” shall mean gross revenue for the immediately preceding calendar year in excess of 15% of the total gross revenue of such entity or business for such period. It is acknowledged that Dan David serves on the Board of Director of AloStar Bank and that certain of the Sellers have an ownership interest in and/or provide services to the Sexton Consumer Finance Companies (the “Existing Activities”). For the avoidance of doubt, it is acknowledged and agreed that the continuance by the Sellers of the Existing Activities in their current form shall not constitute a violation of this Section 5.1. Sellers represent and warrant that the Sexton Consumer Finance Companies are not currently engaged in any Competitive Activity; or

(ii) without Buyer’s prior written consent, employ or engage or offer to employ or engage in any capacity or solicit, interfere with or attempt to divert or entice away from the Company for the purposes of so employing or engaging, any employee of the Company; provided that general solicitations for employment not specifically targeted to such Company employees shall not be prohibited.

(b) Each Seller acknowledges and agrees that the Company’s business is national in scope and that the time and activity limitations set forth in this Section 5.1 are reasonable and necessary (both generally and particularly in light of the Proposed Transactions provided for in this Agreement) and are properly and fairly required for the protection of Buyer and the Company, their goodwill and their business and customer relationships. If any such time or activity limitation is determined to be unreasonable by a court or other tribunal, Buyer and each Seller expressly agree to the reduction of such time or activity limitations to such an area, period or scope of activity as said court or tribunal shall deem reasonable under the circumstances. Also, if the Company and/or Buyer seeks partial enforcement of this Section 5.1 as to only a time and scope of activity which is reasonable, then the Company and/or Buyer shall be entitled to such reasonable partial enforcement.

(c) Each Seller hereby acknowledges that the covenants made by it in this Section 5.1 are a material inducement to Buyer’s decision to purchase the Purchased Units.

Section 5.2 Certain Tax Matters.

(a) Tax Returns. The Sellers’ Representative will prepare and file when due all federal, state, county, local and foreign Tax Returns required to be filed by an Acquired Company after the Closing Date for all Tax periods ending on or before the Closing Date. The Buyer will prepare and file when due (including any extensions) all Tax Returns of the Acquired Companies for Tax periods ending after the Closing Date, and income for all such periods shall be allocated to the members of CBI Holding in accordance with the A&R LLC Agreement.

(b) Income and Loss Allocation. The parties acknowledge that the redemption of the Preferred Units and the transfer of the Common Units will result in a technical termination of the Acquired Companies under Section 708(b)(1)(B) of the IRC (a “Technical Termination”) for income Tax purposes. As a result of the Technical Termination, the Tax year of the Acquired Companies will terminate effective as of the Closing Date. Tax Returns prepared for the Acquired Companies in connection with the Technical Termination shall be prepared in accordance with Section 5.2(a) above. For purposes of this Section 5.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the Tax period ending on the Closing Date will (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Acquired Companies.

(c) Cooperation. After the Closing Date, the Buyer and the Sellers’ Representative will make available to the other, as reasonably requested, records or documents (including state apportionment information) relating to Tax liabilities or potential Tax liabilities of the Acquired Companies with respect to (i) Tax periods ending on or prior to the Closing Date and (ii) Tax periods beginning before the Closing Date and ending after the Closing Date. The Buyer and the Sellers’ Representative will preserve all such information, records and documents until the expiration of any applicable statute of limitations thereof. The Buyer will prepare and provide to the Sellers’ Representative any information or documents reasonably requested by the Sellers’ Representative for the Sellers’ Representative’s use in preparing or reviewing the Tax Returns referred to in Section 5.2(a). Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions.

(d) Audits. Each party will promptly notify the other in writing upon receipt by such party of notice of any pending or threatened Tax liabilities of an Acquired Company for any Tax period, if any, ending after the Closing Date but which includes the Closing Date. The Sellers’ Representative will have the sole right to represent the interests of the Acquired Companies in any Proceeding related to Taxes for Tax periods ending on or prior to the Closing Date and to employ counsel of its choice at its expense, and the Buyer and the Sellers’ Representative agree to cooperate in the defense of any claim in such Proceeding. The Sellers’ Representative will have the right to participate at its expense in representing the interest of the Acquired Companies in any Proceeding related to Taxes for any Tax period ending after the Closing Date, if and to the extent that such period includes a portion of any Tax period before the Closing Date, and to employ counsel of its choice at its expense. The Sellers’ Representative and the Buyer agree to cooperate in the defense of any claim in such Proceeding.

(e) Tax Refunds. All refunds of Taxes related to an Acquired Company received by an Acquired Company, Sellers or any of their affiliates with respect to Tax periods ending on or before the Closing Date will be for the account of the Sellers. The Buyer will promptly pay over to the Sellers’ Representative (for the benefit of the Sellers) any such refunds that the Buyer or an Acquired Company may receive. All refunds of Taxes related to an Acquired Company received by an Acquired Company, Buyer or any of its affiliates with respect to Tax periods beginning on or before the Closing Date and ending after the Closing Date will be allocated between the Buyer and the Sellers in a manner similar to the allocation of Taxes in Section 5.2(b) above and the party actually receiving such refund shall promptly pay over to the other party the amount of such refund to which the other party is entitled hereunder. All other refunds of Taxes with respect to an Acquired Company will be for the account of the Buyer. The Sellers’ Representative will cause the Sellers to promptly pay over to the Buyer any such refunds received by the Sellers.

Section 5.3 Employee Compensation and Benefits. It is the Buyer’s intention that, after the Closing, the employment status of the Company’s employees will remain unchanged on an at-will basis and at salary or wage levels, as applicable, substantially similar to the salary or wage level for each employee set forth on Schedule 3.20, subject to Buyer’s customary background and drug screenings and employment practices, policies and procedures (if applicable). In addition, with respect to the benefit plans that the Buyer will cause the Company to adopt as of the Closing Date, and with respect to and to the extent not prohibited by any other benefit plans thereafter adopted by the Company, (i) each such employee shall be granted full credit for his or her years of service with the Company for purposes of determining eligibility, vesting and, for purposes of vacation levels, vacation time benefits and for purposes of severance, severance benefits, under the employee benefit plans and policies of the Company in effect after the Closing Date; (ii) there will be no waiting periods for such employees under such plans; (iii) pre-existing medical conditions will be waived for all such plans; and (iv) deductibles (or portions thereof) paid by such employees during the 2014 calendar year but prior to the Closing Date shall be credited for purposes of plan deductibles for such employees for such calendar year.

Section 5.4 Release. In consideration of the payment of the Purchase Price and the other covenants, representations and warranties contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, by execution of this Agreement, each of the Sellers, for its/his/her own behalf and on behalf of all heirs and assigns (collectively, the “Releasors”), does hereby completely and fully release, remise, acquit and discharge forever the Acquired Companies and their respective employees, agents, servants, representatives, officers, partners, members, managers, shareholders and directors, and the respective predecessors, successors, heirs and assigns of each of the foregoing, as applicable, from any and all claims, contractual obligations, demands, actions, causes of action, suits, costs, damages, expenses, compensation and liability of every kind, character and description, either direct, indirect or consequential, at law or in equity, which any of the Releasors may have, may have had at any time heretofore or may have at any time hereafter, arising from, resulting from or in any manner incidental to any matter, thing or event occurring, or failing to occur, at any time in the past, up to and including the date hereof, including, without in any way limiting the generality of the foregoing, and solely in furtherance of the foregoing, any claims, complaints, contract obligations, demands, actions, causes of action (both civil and criminal), suits, costs, damages, expenses, compensation and liability of every kind, character and description, either direct, indirect or consequential, at law or in equity arising out of Sellers’ ownership of units or other membership interest in the Company, Sellers’ affiliation with the Acquired Companies, service by any Seller as a manager and/or an officer of the Acquired Companies; provided, however, that this Release shall not affect or release any party from any Excluded Item. For purposes of this Agreement, the “Excluded Items” shall mean: (i) any matters relating to the enforcement of, or rights under, this Agreement, the A&R LLC Agreement (including, without limitation, rights arising from and after the date hereof with respect to the one hundred twenty (120) Common Units retained by certain of the Sellers), or any other agreement or instruments delivered pursuant to Section 6.4 hereof; (ii) any right to indemnification under the Acquired Companies’ respective organizational documents; (iii) any earned but unpaid salary or other salary or other compensation, benefits or reimbursements or perquisites otherwise due to a Seller as an employee or independent contractor that has been accrued in the calculation of Actual Net Book Value.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Purchased Units and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 6.1 Accuracy of Representations. Sellers’ representations and warranties in this Agreement (as qualified by Sellers’ Schedules delivered to Buyer on the date hereof) shall have been accurate in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement, and shall be accurate in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) and in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the time of the Closing as if then made. Notwithstanding the foregoing, those representations and warranties that address matters as of a particular date shall be accurate (as set forth above) only as of such date.

Section 6.2 Sellers’ Performance. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

Section 6.3 Consents. Each Consent identified in Schedule 3.2 must have been obtained and must be in full force and effect.

Section 6.4 Documents. Each of the following documents, agreements and instruments must have been delivered to Buyer:

(a) releases of all recorded Encumbrances on the Acquired Companies’ assets;

(b) documentation reasonably acceptable to the Buyer to evidence the release, repayment and/or retirement in full of any and all indebtedness for borrowed funds of the Company (other than indebtedness to Buyer);

(c) certificates dated as of a date not earlier than the fifth (5th) business day prior to the Closing as to the good standing of each Acquired Company, executed by the appropriate officials of its state of formation and each jurisdiction in which an Acquired Company is licensed or qualified to do business as a foreign entity;

(d) a copy of the resolutions of the Board of Managers of CBI Holding authorizing the Proposed Transactions;

(e) a sublease agreement between Sexton’s finance company and the Company providing for the sublease of a portion of the Owned Real Property;

(f) resignations of each of the members of the Board of Managers of CBI Holding and the Company other than Britt Sexton, James R. Thompson, III and Stratton Orr;

(g) an amended and restated limited liability company agreement of CBI Holding (the “A&R LLC Agreement”), duly executed by Factor, LLC;

(h) an employment agreement between the Company and James R. Thompson, III, duly executed by the Company and Mr. Thompson;

(i) an employment agreement between the Company and Sandy Beavers, duly executed by the Company and Ms. Beavers;

(j) an amended and restated operating agreement of the Company; and

(k) such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the Proposed Transactions.

Section 6.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Purchased Units by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Purchased Units and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers’ Representative, in whole or in part):

Section 7.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

Section 7.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

Section 7.3 Additional Documents. Buyer must have caused the following documents and items to be delivered to Sellers’ Representative:

(a) the Real Estate Sublease;

(b) the A &R LLC Agreement, duly executed by Buyer;

(c) the Purchase Price;

(d) a copy of the minutes of the Board of Directors of Buyer authorizing the Proposed Transactions, duly certified by the Corporate Secretary of Buyer; and

(e) such other documents as Sellers’ Representative may reasonably request for the purpose of facilitating the consummation of any of the Proposed Transactions.

Additionally, the Sellers shall have received the Closing Date Distribution Payment from CBI Holding.

Section 7.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Purchased Units by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE 8

INDEMNIFICATION; REMEDIES

Section 8.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement will survive the Closing, subject to Section 8.4. Except as otherwise expressly provided in this Agreement or in any documents to be delivered at the Closing, no Seller has made (and Buyer has not relied upon), any promise, representation or warranty, expressed or implied, regarding the Purchased Units or the Acquired Companies or their business, assets or operations. Buyer acknowledges that it is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered by Sellers to Buyer at the Closing, made (or purported to be made) by a Seller or anyone acting or claiming to act on a Seller’s behalf. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted by Buyer or its Representatives with respect to, or any Knowledge acquired (or capable of being acquired) by Buyer or its Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

Section 8.2 Indemnification and Payment of Damages by Sellers. From and after the Closing, the Sellers will, severally and not jointly, indemnify, defend and hold harmless, on a Pro Rata basis, Buyer and the Acquired Companies and their respective Representatives and Related Persons (collectively, the “Buyer Indemnified Persons”) for, and will pay and reimburse to the Buyer Indemnified Persons the amount of, any loss, liability, expense (including costs of investigation and defense and reasonable attorneys’ fees), obligation, fine, cost, royalty, claim, demand or damage (including any incidental, punitive or consequential damages solely to the extent such damages are due to a third party in any third party claims, but not including any incidental, punitive or consequential damages arising out of or related to direct claims between the parties hereto) (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Sellers in this Agreement;

(b) any Breach by Sellers of any covenant or obligation of Sellers in this Agreement;

(c) any liability arising out of any Seller Benefit Plans or any other benefit plans maintained on or prior to the Closing Date on behalf of employees of the Company except to the extent, and only to the extent, any such liabilities are included in the calculation of the Actual Net Book Value;

(d) any matter disclosed or required to be disclosed on Schedule 3.15(a), Schedule 3.15(b), Schedule 3.15(c) or Schedule 3.15(d);

(e) any liability arising out of state unclaimed property laws and related to periods prior to the Closing Date;

(f) except to the extent included in Net Book Value, any and all Taxes of the Sellers and any and all Taxes of the Acquired Companies related to periods on or prior to the Closing Date; or

(g) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Sellers or the Acquired Companies (or any Person acting on their behalf) in connection with any of the Proposed Transactions.

Except for claims related to fraud or intentional misrepresentation, from and after the Closing, the remedies provided in this Article 8 shall be the sole and exclusive monetary remedies available to the Buyer Indemnified Persons with respect to any breach or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any other dispute or matter arising in connection with this Agreement, the other agreements delivered by Sellers pursuant hereto, or the Proposed Transactions and shall preclude any Buyer Indemnified Person from seeking any other monetary remedy in respect of any such matters.

Section 8.3 Indemnification and Payment of Damages by Buyer. From and after Closing, Buyer will indemnify, defend and hold harmless Sellers and their respective Representatives and Related Persons (collectively, the “Seller Indemnified Persons”) for, and will pay and reimburse to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Proposed Transactions.

Section 8.4 Time Limitations. If the Closing occurs, Sellers will have no liability for indemnification under Section 8.2(a) with respect to any representation or warranty, other than those in Sections 3.2(a) (Authority), 3.3 (Capitalization), 3.11 (Taxes), 3.13 (Employee Benefits), and 3.19 (Environmental), unless on or before the date that is twenty (20) months after the Closing Date, Buyer notifies Sellers’ Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3 (Capitalization), 3.11 (Taxes), and 3.13 (Employee Benefits), or a claim for indemnification or reimbursement not based upon a representation or warranty may be made at any time prior to the expiration of the applicable statute of limitations related thereto. Buyer will have no liability (for indemnification or otherwise) under Section 8.3(a) with respect to any representation or warranty, other than those in Section 4.3 (Investment Intent; Accredited Investor), unless on or before the date that is eighteen (18) months after the Closing Date, Sellers’ Representative notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. Notwithstanding anything to the contrary contained herein, nothing in this Section 8.4 shall limit the time for asserting or otherwise preclude any claim based upon the actual fraud of any party hereto.

Section 8.5 Limitations on Amount.

(a) The Sellers will have no liability for indemnification under Section 8.2(a) until the total of all Damages with respect to such matters exceeds $125,000, in which event the Sellers shall pay or be liable for all such Damages from the first dollar.

(b) In no event shall the aggregate liability of the Sellers for indemnification under Section 8.2(a) exceed $2,500,000 and no Seller’s aggregate liability under this Article 8 shall exceed the cash proceeds received by such Seller pursuant to this Agreement. Notwithstanding the foregoing, this Section 8.5(b) will not apply with respect to any liability for fraud or intentional misrepresentation.

Section 8.6 Calculation of Damages. For purposes of this Article 8, all Damages will be calculated net of any insurance proceeds actually received by the Indemnified Person(s) in connection with the event giving rise to the right to indemnification, net of any deductibles, co-payments, related premium increases or other payment obligations (including reasonable attorneys’ fees and other costs of collection) that relate to or arise from the making of the claim under any such policy.

Section 8.7 Procedure for Indemnification - - Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 8.2 or Section 8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Proceeding and the making of such indemnification claim, but the failure to promptly notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced by the indemnifying party’s failure to give such prompt notice.

(b) If any Proceeding referred to in Section 8.7(a) is brought against an indemnified party, the indemnified party shall tender to the indemnifying party the defense of such Proceeding and the indemnifying party will be entitled to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. The indemnifying party may elect to assume the defense of any such Proceeding by notifying the indemnified party within ten (10) business days following notice from the indemnified party. Failure by the indemnifying party to so assume such defense shall be deemed a waiver by the indemnifying party of its right to so defend. If the indemnifying party assumes the defense of such Proceeding, it shall not, except with the written consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned, consent to the entry of any judgment against or adversely affecting the indemnified party (other than a judgment of dismissal on the merits and without costs) or enter into any settlement unless such settlement provides that the indemnified party is fully released from all liability by the third party as to such Proceeding. The indemnified party shall have the right to participate, at its expense, in the defense of any such Proceeding the defense of which the indemnifying party assumes pursuant hereto. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable likelihood that a Proceeding may materially adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(c) If the indemnifying party does not assume the defense of any Proceeding as provided herein, the indemnified party may defend against such Proceeding in such manner as the indemnified party reasonably deems advisable or appropriate and may settle such Proceeding or consent to the entry of judgment with respect thereto upon such terms as it reasonably deems advisable or appropriate, and in such event the indemnifying party shall promptly reimburse the indemnified party for any and all amounts recoverable pursuant to this Article 8.

(d) With respect to any third-party claim subject to indemnification under this Article 8: (i) both the indemnified party and the indemnifying party, as the case may be, shall keep the other Person fully informed of the status of such third-party claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

Section 8.8 Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought, providing reasonable details regarding the nature and, to the extent known, amount of such claim. The indemnified party shall reasonably cooperate with the indemnifying party, and provide the indemnifying party with all information and documents reasonably requested by the indemnifying party, to enable the indemnifying party to properly evaluate such indemnification claim.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Expenses. Except as otherwise expressly provided in this Agreement, Buyer will bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Proposed Transactions, including all fees and expenses of its agents, Representatives, counsel and accountants. Except as otherwise expressly provided in this Agreement, Sellers will bear all expenses incurred on their or the Acquired Companies’ behalf in connection with the preparation, execution and performance of this Agreement and the Proposed Transactions, including all fees and expenses of agents, Representatives, counsel and accountants.

Section 9.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Proposed Transactions will be issued, if at all, at such time and in such manner as the Sellers’ Representative and Buyer mutually agree in writing. Unless required by Legal Requirements, prior to the Closing, the parties shall, and shall cause the Acquired Companies and their respective Representatives to, keep this Agreement strictly confidential and not make any disclosure of this Agreement to any Person, including the status of the parties’ discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Proposed Transactions or the related documents (including this Agreement). Sellers’ Representative and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, vendors and others having dealings with the Acquired Companies will be informed of the Proposed Transactions, and Buyer will have the right to be present for any such communication.

Section 9.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt) or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

To the Buyer:

National Bank of Commerce

813 Shades Creek Parkway, Ste. 100

Birmingham, Alabama 35209

Attention: William E. Matthews, V

Facsimile No.: (205) 313-2141

E-mail address:

wmatthews@nationalbankofcommerce.com

To the Sellers or the Sellers’ Representative:	Sexton Investments LLC 400 Water Street Decatur, Alabama 35601 Attention: Britt Sexton Facsimile No.: (256) 355-1548 E-mail address: bsexton@sextonsinc.com

Section 9.4 Further Assurance. The Sellers and Buyer agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 9.5 Waiver. Except as otherwise indicated herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) except as otherwise expressly set forth herein or in such notice or demand, no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 9.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer and Sellers’ Representative.

Section 9.7 Schedules. The disclosure of information in any of the Schedules is to be deemed to be a disclosure in each other Schedule to the extent reasonably apparent from the face of such disclosure or as identified by a specific cross-reference thereto.

Section 9.8 Assignments, Successors and No Third Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties; provided, however, that Buyer may assign any of its rights under this Agreement to the extent that such assignment is in connection with a sale of Buyer, regardless of the form or structure of such sale (i.e., merger, sale of substantially all assets, stock sale, etc.), provided further that such assignee shall assume all of the Buyer’s obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 9.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 9.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 9.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.12 Execution of Agreement. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

Section 9.13 Governing Law; Jurisdiction; Service of Process. This Agreement will be governed by and construed in accordance with the laws of the State of Alabama without regard to conflicts of laws principles thereof. Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Alabama, County of Jefferson, or, if it has or can acquire jurisdiction, in the United States District Court of the Northern District of Alabama, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 9.14 Enforcement of Agreement. Each of the parties acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled in accordance with the terms of this Agreement, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 9.15 Sellers’ Representative.

(a) The Sellers’ Representative is hereby designated as the agent and attorney-in-fact of Sellers with exclusive authority to make all decisions and determinations and to take all actions (including giving consents and waivers to this Agreement) required or permitted hereunder on behalf of Sellers, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of Sellers, and any notice, document, certificate or information required to be given to any Seller shall be deemed so given if given to the Sellers’ Representative. Without limiting the generality of the foregoing, such powers and authority shall include, without limitation, acting in the name of and on behalf of Sellers with respect to: (i) the execution, delivery, receipt and acceptance of delivery of, such notices, releases, instruments and other documents as the Sellers’ Representative determines, in its sole discretion, to be appropriate to consummate the Proposed Transactions; (ii) providing the calculations contemplated by Article 2; (iii) handling the investigation, prosecution, defense or settlement or any claims pursuant to Article 8 or otherwise related to this Agreement or the Proposed Transactions; and (iv) making all decisions in connection with any amendment to this Agreement or any other document related to the Proposed Transactions.

(b) Each Seller, for itself and its successors and assigns, together with, in the case of any Seller that is an individual, such Seller’s heirs and personal representatives, hereby constitutes and appoints the Sellers’ Representative as such Seller’s attorney-in-fact, with full power of substitution, with full power and authority to perform any action described above in the foregoing provisions of this Section 9.15, it being understood that the foregoing power of attorney shall be deemed to be coupled with an interest and shall survive the death, incapacity, liquidation, dissolution or other termination of any Seller.

(c) All actions, decisions and instructions of the Sellers’ Representative taken, made or given pursuant to the authority granted to the Sellers’ Representative pursuant to this Section 9.15 shall be final, conclusive and binding upon all Sellers. The power and authority of the Sellers’ Representative, as described in this Agreement, shall continue in full force until all rights and obligations of Sellers under this Agreement shall have terminated, expired or been fully performed.

(d) Buyer shall be entitled to rely conclusively on the instructions, consents, decisions and actions of the Sellers’ Representative as being the instruction, consent, decision and action of each Seller in all matters in which action by the Sellers’ Representative is required or permitted, or otherwise contemplated to be taken by, the Sellers’ Representative under this Agreement, and Buyer is hereby released and relieved from any liability to any Person for (i) any acts or omissions by any of them in accordance with any instructions (including payment instructions), consents, decisions or acts of the Sellers’ Representative and (ii) any instructions, consents, decisions or actions of the Sellers’ Representative in all matters in which action by the Sellers’ Representative is required or permitted, or otherwise contemplated to be taken by, the Sellers’ Representative under this Agreement.

(e) The Sellers’ Representative shall not be liable to Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Sellers’ Representative shall be conclusive evidence of good faith). Sellers shall indemnify and hold harmless the Sellers’ Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the

Sellers’ Representative under this Agreement, except if it is finally adjudicated that such losses, liabilities, claims, actions, damages or expenses or any portion thereof were primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Sellers’ Representative.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:

NATIONAL BANK OF COMMERCE

By:	/s/ William E. Matthews, V

Name:	William E. Matthews, V

Its:	Vice Chairman and CFO

Sellers:

SEXTON’S, INC.

By:	/s/ Britt Sexton

Name:	Britt Sexton

Its:	President

SEXTON INVESTMENTS LLC

By:	/s/ Britt Sexton

Name:	Britt Sexton

Its:	President

/s/ Britt Sexton
BRITT SEXTON

THE WILLIAM GRAYSON SEXTON TRUST

By:	/s/ Britt Sexton

Name:	Britt Sexton

Its:	Trustee

THE ALYSA TROTTER SEXTON TRUST

By:	/s/ Britt Sexton

Name:	Britt Sexton

Its:	Trustee

[Signature Page to Membership Interest Purchase Agreement]

/s/ James R. Thompson, III
JAMES R. THOMPSON, III

/s/ Dan David
DAN DAVID

/s/ Mike Curl
MIKE CURL

/s/ Christopher B. Harmon
CHRISTOPHER B. HARMON

/s/ Doug Fisher
DOUG FISHER

/s/ Stratton Orr
STRATTON ORR

Sellers’ Representative:

SEXTON INVESTMENTS LLC

By:	/s/ Britt Sexton

Name:	Britt Sexton

Its:	Manager Member

[Signature Page to Membership Interest Purchase Agreement]